SCHEDULE 14A
                                   SCHEDULE 14A INFORMATION
                           Proxy Statement Pursuant to Section 14(a)
                            of the Securities Exchange Act of 1934
                                      (Amendment No. ___)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12

                               Meritage Hospitality Group Inc.
                       (Name of Registrant as Specified In Its Charter)
         _______________________________________________________________________
         (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)     Title of each class of securities to which transaction applies:
               _________________________________________________________________

        2)     Aggregate number of securities to which transaction applies:
               _________________________________________________________________

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)
               _________________________________________________________________

        4)     Proposed maximum aggregate value of transaction:
               _________________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)     Amount Previously Paid:
               _________________________________________________________________

        2)     Form, Schedule or Registration Statement No.:
               _________________________________________________________________

        3)     Filing Party:
               _________________________________________________________________

        4)     Date Filed:
               _________________________________________________________________

                                      1997

                            NOTICE OF ANNUAL MEETING
                               AND PROXY STATEMENT




                                                                    MERITAGE

(PICTURE OF CORPORATE SYMBOL HERE)                                  HOSPITALITY

                                                                    GROUP INC.





                        40 Pearl Street, N.W., Suite 900
                          Grand Rapids, Michigan 49503

                         MERITAGE HOSPITALITY GROUP INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 20, 1997


Dear Shareholder:

        We are pleased to invite you to attend our Annual Shareholders' Meeting at the Van Andel Museum Center located at 272 Pearl Street, N.W., Grand Rapids, Michigan on May 20, 1997 at 10:00 a.m. Eastern time.

        The purposes of this Annual Meeting are:

          1.   to elect eight directors to serve for the next fiscal year;

          2. to approve an amendment to the 1996 Management Equity Incentive Plan increasing the number of Common Shares in the Plan by 175,000;

          3. to approve an amendment to the 1996 Directors' Share Option Plan increasing the number of Common Shares in the Plan by 60,000;

          4. to ratify the appointment of Grant Thornton LLP as the Company's independent public accountants for fiscal 1997; and

          5. to transact such other business as may properly come before the meeting or any adjournment thereof.

        Following the formal meeting, we will review the Company's progress during the last fiscal year and our plans for fiscal 1997, and answer your questions regarding the Company. Board members and executive officers will also be available to discuss the Company's plans and operations with you.

                                                   Very truly yours,

                                                   /s/ Robert E. Schermer Sr.
                                                   ____________________________
                                                   Robert E. Schermer, Sr.
                                                     Chairman of the
                                                     Board of Directors


Dated:  April 15, 1997

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, SIGN, AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. PROXIES MAY BE REVOKED BY WRITTEN NOTICE OF REVOCATION, THE SUBMISSION OF A LATER PROXY, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                         MERITAGE HOSPITALITY GROUP INC.
                        40 Pearl Street, N.W., Suite 900
                          Grand Rapids, Michigan 49503

                            Telephone: (616) 776-2600
               --------------------------------------------------

                          P R O X Y  S T A T E M E N T

                         Annual Meeting of Shareholders
                                  May 20, 1997

                                  INTRODUCTION

     The Board of Directors of Meritage Hospitality Group Inc. is requesting your Proxy for use at the Annual Meeting of Shareholders on May 20, 1997 and at any adjournment thereof, pursuant to the foregoing Notice. The approximate mailing date of this Proxy Statement and the accompanying Proxy Card is April 15, 1997.

                            VOTING AT ANNUAL MEETING

GENERAL

        Shareholders may vote in person or by proxy. Proxies given may be revoked at any time by filing with the Company either a written revocation or a duly executed Proxy Card bearing a later date, or by appearing at the Annual Meeting and voting in person. All shares will be voted as specified on each properly executed Proxy Card. If no choice is specified, the shares will be voted as recommended by the Board of Directors "FOR" the nominees for directors named herein, in favor of Items 2 through 4, and in the discretion of the named proxies on any other matters voted on at the meeting. Abstentions and shares not voted for any reason, including broker non-votes, will have no effect on the outcome of any vote taken at the Annual Meeting.

        As of March 28, 1997, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, the Company had 3,214,379 Common Shares outstanding. Each share is entitled to one vote. Only shareholders of record at the close of business on March 28, 1997 will be entitled to vote at the Annual Meeting.

PRINCIPAL SHAREHOLDERS

        The following persons are the only shareholders known by the Company to own beneficially 5% or more of its outstanding Common Shares as of March 28, 1997:

                              Amount and Nature of
Name of Beneficial Owner      Beneficial Ownership        Percent of Class
------------------------      --------------------        ------------------
Christopher B. Hewett             1,611,586 (1)                 49.3%
Jerry L. Ruyan                      206,859 (2)                  6.4%


(1) Includes, and assumes conversion of, Series A Convertible Preferred Stock. Also includes 1,551,300 shares held by Meritage Capital Corp. ("MCC") of which Mr. Hewett is the majority shareholder, an executive officer and a director. Also includes options for 10,000 Common Shares exercisable within 60 days.
(2) Includes options for 5,000 Common Shares granted to all non-employee directors pursuant to the 1996 Directors' Share Option Plan.

        The business address of Mr. Hewett is 40 Pearl Street, N.W., Suite 900, Grand Rapids, Michigan 49503.

     The business address of Mr. Ruyan is 10260 Alliance Road, Suite 350, Cincinnati, Ohio 45242.

ELECTION OF DIRECTORS

        The Company's Bylaws require that the Board of Directors consist of not less than 5 nor more than 15 directors, with the exact number to be established by the Board of Directors. The Board has established the number of directors to be elected at the Annual Meeting at eight.

     The Board is nominating for reelection the following directors, namely Gary
R. Garrabrant, Christopher B. Hewett, David S. Lundeen, Joseph L. Maggini, Jerry
L. Ruyan, Robert E. Schermer, Sr., Robert E. Schermer, Jr. and Frank O. Staiger.

        Proxies solicited by the Board of Directors will be voted for the election of these nominees. All directors elected at the Annual Meeting will be elected to hold office until the next Annual Meeting. Shareholders are not entitled to cumulate their votes in the election of directors.

        If any nominee should be unavailable for election, proxies will be voted for a substitute nominated by the Board of Directors. Nominees receiving the highest number of votes cast for the positions to be filed will be elected.

AMENDMENT OF THE 1996 MANAGEMENT EQUITY INCENTIVE PLAN

        The Board of Directors believes that option grants are an important factor in enabling the Company to attract, retain and motivate its employees. Accordingly, on April 16, 1996, the Board of Directors adopted, and on May 21, 1996 the Shareholders approved, an employee share option plan known as the 1996 Management Equity Incentive Plan. The Plan provides for 300,000 Common Shares to be the subject of options which may be granted to employees. The Company presently has approximately 500 full and part-time employees.

        Approximately 140,000 Common Shares remain available for grant under the Plan without shareholder approval. The Board of Directors has approved the grant of an additional 128,500 shares contingent upon the passage of this amendment. The Board of Directors believes that additional options should be made available now for purposes of the Plan and desires to increase the number of Common Shares available for grant under the Plan by 175,000 shares.

     All options under the Plan have been granted with an exercise price of $7.00 per share which, in all cases, was above the market value on the date of the grant. Because the stock is trading at less than $7.00 per share, the options have no value. To date, options for the following number of shares have been granted to current executive officers and groups (share numbers include the option grant of 128,500 shares which is contingent upon the passage of this amendment): Christopher B. Hewett (President and Chief Executive Officer) - 100,000; Robert E. Schemer, Jr. (Executive Vice President) - 90,000; William D. Badgerow (Vice President, Treasurer and Chief Financial Officer) - 27,500; James
R. Saalfeld (Vice President, General Counsel and Secretary) - 27,500; all current executive officers as a group - 245,000; and all current employees, except executive officers, as a group - 43,500.

        The Plan provides that options may be granted either as incentive or nonqualified options. Options may be granted for varying periods of from one to ten years. Employees who own 10% or more of the outstanding Common Shares may be granted incentive options only for terms of five years or less and at an exercise price of 110% of the market value. Options do not become exercisable until at least one year from the date of grant. Thereafter, the right to exercise options vests at a schedule determined at the time of grant, which generally shall be at a rate of 20% per year. The right to exercise options is cumulative to the extent not utilized in prior periods. The Compensation Committee determines the exercise prices of all options granted. However, an incentive option must be granted with an exercise price at least equal to the market value of the Common Shares on the date of grant.

        No option will be transferable otherwise than by will, by the laws of descent and distribution, or pursuant to a qualified domestic relations order.

        There are no federal income tax consequences to either the Company or the recipient of an option upon the grant of an option or upon the exercise of an incentive option. If a person sells or otherwise disposes of shares acquired upon the exercise of an incentive option within one year of the date of exercise or within two years from the date of grant, the gain equal to the excess of the amount realized over the amount paid for the shares will be taxed as ordinary income. The Company will be entitled to an income tax deduction to the same extent. If the shares are held for more than one year following the date of exercise and two years from the date of grant, any gain realized thereafter will be taxed as a capital gain, in which case the Company will not be entitled to any deduction.

        A person exercising a non-qualified option will recognize ordinary income to the extent of the difference between the exercise price and the fair market value of the Common Shares on the date of exercise, and the Company will be entitled to a corresponding deduction. Upon any sale of such shares, the difference between the amount realized and the fair market value on the date of the exercise will be treated as a capital gain or loss.

        In the event of any changes in the outstanding Common Shares by way of a share dividend, split-up, recapitalization, combination or exchange, the number and class of Common Shares authorized for the Plan and the number and class of Common Shares and option price for each option which is outstanding shall be correspondingly adjusted by the Compensation Committee. The Committee shall also make appropriate adjustments to reflect any spin-off of assets, extraordinary dividends or other distributions to shareholders.

        In the event of the dissolution or liquidation of the Company or any merger, consolidation or combination in which the Company is not the surviving corporation or in which the outstanding Common Shares of the Company are converted into cash, other securities or other property, each outstanding option shall terminate as of a date fixed by the Compensation Committee, provided that not less than 20 days' written notice of the date of expiration shall be given to each holder of an option. Each such holder shall have the right during such period following notice to exercise the portion of the option which is vested at the time of such notice.

     The Compensation Committee, comprised of Messrs. Schermer, Sr. (Chairman), Garrabrant, Maggini and Staiger, administers the Plan. Subject to the express provisions of the Plan, the Committee shall have the authority to establish the terms and conditions of options agreements, which need not be uniform.

        The Board of Directors recommends that Section 4.1 of the Plan be amended to increase the number of shares subject to options by 175,000 shares and, as so amended, Section 4.1 will read in its entirety as follows:

       4.1 The Shares that may be made subject to Options granted under the Plan shall not exceed 475,000 Shares in the aggregate. Except as provided in Section 4.2, upon lapse or termination of any Option for any reason without being completely exercised, the Shares which were subject to such Option may again be subject to other Options.

        All other terms and conditions of the Plan will remained unchanged.

        The affirmative vote of the holders of a majority of Common Shares voting on the matter at the Annual Meeting is required to approve the amendment to the Plan.

AMENDMENT OF THE 1996 DIRECTORS' SHARE OPTION PLAN

        The Board of Directors believes that option grants to non-employee directors are an effective means of advancing the interests of the Company and its shareholders by increasing the proprietary interest of directors in the Company. Accordingly, on April 16, 1996, the Board of Directors adopted, and on May 21, 1996 the Shareholders approved, the 1996 Directors' Share Option Plan. The Plan provides 60,000 Common Shares to be the subject of options which may be granted to non-employee directors.

        Approximately 10,000 Common Shares remain available for grant under the Plan without shareholder approval. The Board of Directors believes that additional options should be made available now for purposes of the Plan and desires to increase the number of Common Shares available for grant under the Plan by 60,000 shares.

        All options granted under the Plan have been granted with an exercise price of $7.00 per share which, in all cases, was above the market value on the date of the grant. Because the stock is trading for less than $7.00 per share, the options have no value. To date, options for 50,000 shares have been granted under the Plan to current and former non-employee directors.

        Non-employee directors are granted options to purchase 5,000 shares when first elected and options for 1,000 shares each time they are reelected.

        Each option is for a term of ten years. The option price will be the last closing sale price reported on the date of grant, provided such price shall not be less than $7.00 per share. Options are immediately exercisable upon grant.

        No option will be transferable otherwise than by will, by the laws of descent and distribution, or pursuant to a qualified domestic relations order.

        Neither the optionee nor the Company will incur any federal tax consequences as a result of the grant of an option. Upon exercise of an option, the optionee generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the Common Shares on the date of exercise. The Company will be entitled to a deduction of the same amount. Upon disposition of option shares acquired under the Plan, the difference between the sale proceeds and the market value of the shares at the time of exercise will be treated as a capital gain or loss, either long-term or short-term, depending on how long the shares have been held. The Company will not be entitled to a deduction in connection with a disposition of option shares.

        If there is a share dividend, split-up, recapitalization, combination or exchange, the number and class of Common Shares authorized for this Plan, and the number and class of Common Shares and option price for each option which is outstanding, shall be correspondingly adjusted by the Compensation Committee. The Committee shall also make appropriate adjustments to reflect any spin-off of assets, extraordinary dividends or other distributions to shareholders.

        In the event of the dissolution or liquidation of the Company or any merger, consolidation or combination in which the Company is not the surviving corporation or in which the outstanding Common Shares of the Company are converted into cash, other securities or other property, each outstanding option shall terminate as a date fixed by the Committee, provided that not less than 20 days' written notice of the date of expiration shall be given to each holder of an option. Each such holder shall have the right during such period following notice to exercise the option as to all or any part of the option for which it is exercisable at the time of such notice.

        The following table describes the benefits that would be received by non-employee directors under the 1996 Directors' Share Option Plan assuming an exercise price of seven dollars per share. Executive Officers and employees as a group would not receive any benefits under this Plan.


                                                   Potential Realizable Dollar
                                                    Value ($/Share) at Assumed
                                                    Annual Rates of Share Price
                                                   Appreciation for Option Term
                                  Number of        -----------------------------
              Name                  Shares           0%          5%         10%
-----------------------------     ---------        ------      -----       -----
Non-Executive Director Group         60,000          $0        $1.55       $6.62


        The market value of the Common Shares on March 31, 1997 was $5.25 per share. The Plan requires that options be granted at a price not less than $7.00 per share. The potential realizable dollar value, set out in dollars per share, at assumed annual rates of share price appreciation for the option term, is hypothetical and is not intended to forecast future appreciation, if any, of the Common Shares or future dollar value, if any, of the granted options.

        The Compensation Committee administers the 1996 Directors' Share Option Plan. Subject to the express provisions of the Plan, the Committee shall have the authority to establish the terms and conditions of options agreements, which need not be uniform.

        The Board of Directors recommends that Section 2 of the Plan be amended to increase the number of shares subject to options by 60,000 shares and, as so amended, Section 2 will read in its entirety as follows:

       2. Shares Subject to the Plan. The Shares to be issued upon the exercise of the options granted under the Plan shall be Common Shares, $.01 par value, of the Company. Either treasury or authorized and unissued Common Shares, or both, as the Board of Directors shall from time to time determine, may be so issued. No Common Shares which are the subject of any lapsed, expired or terminated options may be made the subject of additional options under the Plan.

       Subject to the provisions of Section 4 hereof, the aggregate number of Common Shares for which options may be granted under the Plan shall be 120,000 Shares.

        All other terms and conditions of the Plan will remained unchanged.

        The affirmative vote of the holders of a majority of Common Shares voting on the matter at the Annual Meeting is required to approve the amendment to the Plan.

RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

        The Board of Directors appointed Grant Thornton LLP as the Company's independent public accounts for the fiscal year ending November 30, 1997. Grant Thornton LLP has been the independent accounting firm for the Company since fiscal 1993. Although not required by law, the Board of Directors is seeking shareholder ratification of this selection. The affirmative vote of a majority of shares voting at the Annual Meeting is required for ratification.

        Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will be given an opportunity to comment, is they so desire, and to respond to appropriate questions that may be asked by shareholders.

OTHER MATTERS

        Any other matters considered at the Annual Meeting including adjournment will require the affirmative vote of a majority of shares voting.

VOTING BY PROXY

        All Proxy Cards properly signed will, unless a different choice is indicated, be voted "FOR" election of all nominees for director proposed by the Board of Directors, "FOR" approval of an amendment to the 1996 Management Equity Incentive Plan increasing the number of Common Shares in the Plan by 175,000, "FOR" approval of an amendment to the 1996 Directors' Share Option Plan increasing the number of Common Shares in the Plan by 60,000, and "FOR" ratification of the selection of independent public accountants.

        If any other matters come before the Annual Meeting or any adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.

SHAREHOLDER PROPOSALS

        Shareholders who desire to have proposals included in the Notice for the Annual Meeting to be held in 1998 must submit their proposals in writing to the Company, Attention: Secretary, at its offices on or before December 18, 1997.

                                          MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

        The following is information concerning each of the current directors and executive officers as of March 28, 1997:


                                                                        COMMON SHARES          PREFERRED SHARES
                                                                      BENEFICIALLY OWNED      BENEFICIALLY OWNED
                                                                     ------------------      ------------------
       NAME AND AGE (1)                           POSITION           AMOUNT (2) PERCENTAGE   AMOUNT   PERCENTAGE
--------------------------------------  ---------------------------  ---------- ----------   ------   -----------
Robert E. Schermer, Sr.(3)(4)(5)(6)(7)  Chairman of the Board of       162,104     4.9%      20,000     14.5%
              61                          Directors
Christopher B. Hewett(4)(7)(8)(9)       President, Chief Executive   1,611,586    49.3%      31,000     22.4%
              38                          Officer and Director
Robert E. Schermer, Jr.(4)(7)(9)(10)    Executive Vice President        39,472     1.2%      20,000     14.5%
              38                          and Director
William D. Badgerow(7)                  Vice President, Treasurer          581      *           400       *
              37                          & Chief Financial Officer
James R. Saalfeld(7)(9)                 Vice President, General          5,234      *         1,067       *
              30                          Counsel and Secretary
Gary R. Garrabrant(3)(5)                Director                         5,180      *            --      --
              39
James R. Goerlich(11)                   Director                         5,644      *            --      --
              59
David S. Lundeen(7)(11)                 Director                        45,359     1.4%      12,500     9.0%
              35
Joseph L. Maggini(3)(7)(12)             Director                        51,502     1.6%      10,000     7.2%
              57
Jerry L. Ruyan(8)(11)                   Director                       206,859     6.4%          --      --
              50
Frank O. Staiger(3)(5)                  Director                         5,894      *            --      --
              67
Raymond A. Weigel, III (11)             Director                        11,012      *            --      --
              52
All Current Executive Officers and                                   2,150,427    62.3%      94,967     68.6%
Directors as a Group (12 persons)

-----------------------

(1) Unless otherwise indicated, the persons named have sole voting and investment power and beneficial ownership of the securities.
(2) Includes options held by all non-employee directors to acquire 5,000 Common Shares.
(3)  Compensation Committee Member




(4)  Executive Committee Member
(5)  Nominating Committee Member
(6)  Includes 2,000 shares held directly by Mr. Schermer, Sr.'s wife.
(7) Includes Common Shares issuable upon conversion of Series A Convertible Preferred Stock which is immediately convertible.
(8) See description of Common Share ownership contained in "Principal Shareholders" above.
(9) Includes options exercisable within 60 days for Mr. Hewett of 10,000 shares, Mr. Schermer, Jr. of 9,000 shares; and Mr. Saalfeld of 3,500 shares.
(10) Includes 300 shares held by Mr. Schermer, Jr. as a custodian for his minor child.
(11) Audit Committee Member
(12) Includes 2,000 shares held by Mr. Maggini jointly with his wife and 1,100 shares held directly by his wife.

* Less than 1%

     Robert E. Schermer, Sr. has been a director of the Company since January 25, 1996. He is currently Senior Vice President and Managing Director of Robert
W. Baird & Co. Incorporated, an investment banking and securities brokerage firm headquartered in Milwaukee, Wisconsin. Mr. Schermer has held this position for more than five years. He is the father of Robert E. Schermer, Jr.

    Christopher B. Hewett has been President, Chief Executive Officer and a director of the Company since January 25, 1996. He has served as President of MCC since its inception in 1993. Mr. Hewett was Executive Vice President (1990 to 1991) and President (1991 to 1997) of Ocean Reef Club, Inc., which was the owner, developer and operator of the Ocean Reef Club, a 5,000 acre mixed-use residential resort community in Key Largo, Florida. In 1993, Ocean Reef Club, Inc. sold the Ocean Reef Club.

     Robert E. Schermer, Jr. has been Executive Vice President and a director of the Company since January 25, 1996. From January 25, 1996 until September 16, 1996, Mr. Schermer also served as Treasurer of the Company. Mr. Schermer has served as Executive Vice President of MCC since 1993. From 1989 until 1993, he was Executive Vice President of Landquest Ltd, a private investment partnership which financed and developed residential real estate and hotel investments. He is the son of Robert E. Schermer, Sr.

    William D. Badgerow has been Vice President, Treasurer and Chief Financial Officer of the Company since September 16, 1996. From 1987 to 1996, Mr. Badgerow was the Vice President of EIP Financial Services, Inc., an affiliate of the Wendy's of West Michigan Limited Partnership (the "Wendy's Partnership"), which operates 26 "Wendy's Old Fashioned Hamburgers" restaurants throughout Western and Southern Michigan. In his position with EIP Financial Services, Inc., Mr. Badgerow also acted as the Chief Financial Officer for the Wendy's Partnership. Mr. Badgerow is a Certified Public Accountant.

    James R. Saalfeld has been Vice President, General Counsel and Secretary of the Company since March 20, 1996. From 1992 until 1996, Mr. Saalfeld was an attorney with Dykema Gossett PLLC, a Grand Rapids, Michigan law firm.

    Gary R. Garrabrant has been a director of the Company since October 24, 1996. Since January 1996, Mr. Garrabrant has been the Senior Vice President of Chicago-based Equity Group Investments, an investment company controlling one of the largest real estate portfolios in the United States. Since September 1996, Mr. Garrabrant has also been the Managing Partner of EGI Capital Markets, Chicago, Illinois, which is responsible for real estate finance, equity capital raising and new ventures. In January 1997, Mr. Garrabrant was appointed to the Board of Directors of California Real Estate Investment Trust which is based in San Francisco. In 1995, Mr. Garrabrant was director with the Sentinel Securities Corporation, a real estate securities management firm located in New York City. In 1994, Mr. Garrabrant co-founded Genesis Realty Capital Management, a money management firm located in New York City. From 1989 to 1994, Mr. Garrabrant was a Vice President with the real estate investment banking division of The Bankers Trust Company in New York City.

     James R. Goerlich has been a director of the Company since May 21, 1996. Since founding it in 1972, Mr. Goerlich has served as the Managing Partner of Goerlich, Richert and Kaiser PLLC, Port Huron, Michigan. Mr. Goerlich is a Certified Public Accountant.

    David S. Lundeen has been a director of the Company since January 25, 1996. Since 1995, he has served as Executive Vice President and Chief Financial Officer of BSG Corporation, Austin, Texas, an information technology consulting company. From 1992 to 1995, Mr. Lundeen was President of Blockbuster Technology, a division of Blockbuster Entertainment. From 1990 to 1992, he worked for Blockbuster Entertainment as Director of Mergers & Acquisitions and Corporate Finance. Prior to 1990, Mr. Lundeen was an investment banker at Drexel Burnham Lambert in New York City.

    Joseph L. Maggini has been a director of the Company since January 25, 1996. Since founding it in 1974, he has served as President and Chairman of the Board of the Magic Steel Corporation, Grand Rapids, Michigan, a steel service center.

    Jerry L. Ruyan has been a director of the Company since October 24, 1996. Since 1995, Mr. Ruyan has been a partner in Redwood Ventures, LLC, an investment/venture capital company located in Cincinnati, Ohio. Mr. Ruyan is also a founder of Cincinnati-based Meridian Diagnostics, Inc., which is engaged in the production of medical diagnostic products, and has been a member of its Board of Directors since 1977. Mr. Ruyan's other positions with Meridian Diagnostics, Inc. included Chief Executive Officer (1992 to 1995), and President and Chief Operating Officer (1986 to 1992). Since October 1996, Mr. Ruyan has been a member of the Board of Directors of Frisch's Restaurants, Inc., which operates more than 100 Big Boy restaurants.

    Frank O. Staiger has been a director of the Company since January 8, 1996. Since 1957, Mr. Staiger has been a member of the law firm of Davidson, Staiger & Hill, Port Huron, Michigan, where he currently serves as its President.

    Raymond A. Weigel, III has been a director of the Company since December 1986. Since 1992, he has been the President of CLB Consulting Inc., Grand Rapids, Michigan, a business consulting firm. From 1988 to 1992, he was First Vice President of the Grand Rapids office of Robert W. Baird & Co. Mr. Weigel currently is a director of First National Bank of Manatee, Manatee, Florida, and is also a shareholder of Wendy's West Michigan, Inc., the General Partner of the Wendy's Partnership.

BOARD ACTIONS

    The Board of Directors met eight times, and took action in writing on six occasions, during fiscal 1996.

     The Executive Committee, comprised of Messrs. Schermer, Sr. (Chairman), Hewett and Schermer, Jr., possesses and may exercise all of the powers of the Board of Directors in the management and control of the business of the Corporation to the extent permitted by law. The Executive Committee took action in writing on six occasions during fiscal 1996.

    The Audit Committee, comprised of Messrs. Goerlich (Chairman), Lundeen, Ruyan and Weigel, III, all of whom are non-employee directors, reviews the audit reports submitted by the Company's independent accountants, reviews the Company's internal accounting operations, and recommends the employment of the Company's independent accountants. The Audit Committee met once during fiscal 1996.

     The Compensation Committee, comprised of Messrs. Schermer, Sr. (Chairman), Garrabrant, Maggini and Staiger, all of whom are non-employee directors, establishes the Company's general compensation policies, recommends and establishes the compensation and incentives awards for management, and administers the 1996 Management Equity Incentive Plan, the 1996 Directors' Share Option Plan, the Directors' Compensation Plan and the Employee Share Purchase Plan. The Compensation Committee met twice, and took action in writing on three occasions, during fiscal 1996.

    The Company established a Nominating Committee in January 1997, comprised of Messrs. Schermer, Sr. (Chairman), Garrabrant and Staiger, all of whom are non-employee directors. The Nominating Committee evaluates and recommends to the Board of Directors individuals to be nominated by the Company to stand for election or reelection at any shareholder meeting and to fill interim vacancies on the Board of Directors.

    Directors who are not employed by the Company receive a retainer of $1,000 for each meeting of the Board of Directors attended, and $500 for each committee meeting attended. These fees are reduced by 50% if participation is by telephone. Compensation is paid by the Company quarterly in arrears, in the form of Company Common Shares which are priced at not less than $7.00 per share. Each non-employee director is granted an option for 5,000 shares upon initial election and another option for 1,000 shares upon each subsequent election. The exercise price of options granted pursuant to the Directors' Compensation Plan is the last closing sale price reported on the date of grant, provided such price shall not be less than $7.00 per share. Directors who are employees of the Company are not separately compensated for serving as directors.

    In fiscal 1996, each incumbent director attended all of the meetings of the Board of Directors and the committees on which the director served, except for Mr. Lundeen who was absent for one Board meeting and one Audit Committee meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than ten percent of the Company's Common Shares to file reports of ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based solely upon its review of reports received by it, or upon written representation from certain reporting persons that no reports were required, the Company believes that during fiscal 1996 all filing requirements were met, except for Messrs. Staiger and Goerlich who untimely filed their initial reports of ownership, and Mr. Schermer, Jr. who untimely reported a purchase of 500 Common Shares.

EXECUTIVE COMPENSATION

    The following table sets forth compensation paid by the Company to its Chief Executive Officer, former Chief Executive Officer, and to all executive officers earning in excess of $100,000 in fiscal 1996:


                                 SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                                         ------------------------  -------------------------------
                                                                   SECURITIES UNDER-    ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR      SALARY     BONUS          LYING OPTIONS    COMPENSATION
------------------------------   ----    ---------- -------------  -----------------  ------------
Christopher B. Hewett (1)        1996    $ 127,735   $ 110,000(2)     50,000              ---
President and Chief Executive    1995        ---          ---           ---               ---
Officer                          1994        ---          ---           ---               ---

Robert E. Schermer, Jr. (1)      1996    $ 114,961   $ 100,000(2)     45,000              ---
Executive Vice President         1995        ---          ---           ---               ---
                                 1994        ---          ---           ---               ---

Donald W. Reynolds (3)           1996        (4)          ---           ---               ---
Former Chairman of the           1995        (4)          ---           ---          $ 193,875(5)
Board of Directors, President    1994        (4)          ---           ---          $ 193,500(5)
Treasurer and Secretary


(1) Messrs. Hewett and Schermer, Jr. assumed their positions as officers on January 25, 1996.
(2) Represents Series A Convertible Preferred Stock which Messrs. Hewett and Schermer, Jr. elected to receive in lieu of a year-end cash bonus.
(3) Mr. Reynolds was removed as a director and officer of the Company by the St. Clair County (Michigan) Circuit Court on January 8, 1996.
(4) In fiscal 1996, fiscal 1995 and fiscal 1994, Mr. Reynolds received compensation from Innkeepers Management Company, a company wholly owned by Mr. Reynolds. From its inception until January 1996, the Company engaged Innkeepers to manage the Company's hotel properties. In fiscal 1996, fiscal 1995 and fiscal 1994, the Company paid fees to Innkeepers of $57,650, $402,786, and $456,750, respectively.
(5) In fiscal 1996, fiscal 1995 and fiscal 1994, a subsidiary of the Company furnished an automobile to Mr. Reynolds. In fiscal 1995 and 1994, the Company paid $193,875 and $193,500, respectively, to Mr. Reynolds for his personal guarantee of certain obligations of the Company.


        No contributions were made by the Company to its 401(k) Plan during fiscal 1996.

STOCK OPTIONS

        The following tables contain information concerning the grant of stock options to the executives identified in the Summary Compensation Table and the appreciation of such options:


                                OPTION GRANTS IN FISCAL 1996


                                                                                              POTENTIAL
                                                                                          REALIZABLE VALUE
                                                                                          AT ASSUMED ANNUAL
                                                                                            RATES OF STOCK
                           NUMBER OF        % OF TOTAL                                    PRICE APPRECIATION
                           SECURITIES      OPTIONS GRANTED    EXERCISE                     FOR OPTION TERM
                           UNDERLYING       TO EMPLOYEES       PRICE         EXPIRATION   --------------------
        NAME             OPTIONS GRANTED   IN FISCAL 1996   ($ PER SHARE)        DATE         5%        10%
-----------------------  ---------------   --------------   -------------   -----------   --------   ---------
Christopher B. Hewett         50,000            26.3 %         $ 7.00        5/21/2006    $118,500   $395,500
Robert E. Schermer, Jr.       45,000            23.7 %         $ 7.00        5/21/2006    $106,650   $355,950



               FISCAL 1996 OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES



                                                  NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                          SHARES                  OPTIONS AT FISCAL YEAR        AT FISCAL YEAR END
                       ACQUIRED ON               -------------------------  -------------------------
        NAME             EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
--------------------- -------------- ----------  -------------------------  -------------------------
Christopher B. Hewett      ---          ---               0/50,000                   $0/$0 (1)
Robert E. Schermer, Jr.    ---          ---               0/45,000                   $0/$0 (1)


(1) The Compensation Committee established the exercise price as $7.00 per share. Because the stock is trading for less than $7.00 per share, the unexercisable options have no value.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee establishes compensation for executive officers by setting salaries, establishing bonus ranges, making bonus awards and granting stock options on an annual basis. The Committee believes it is important to provide competitive levels of compensation that will enable the Company to attract and retain the most qualified executives and to provide incentive plans that emphasize stock ownership, thereby aligning the interests of management and shareholders.

        At a meeting held on March 9, 1996, the Committee established base salaries and bonus ranges for the Company's executive officers for fiscal 1996. Each executive officer's bonus range represented a specific percentage of that officer's base salary. Since a change in management had occurred only weeks earlier, and because many of the executive officers had just been appointed to their positions, the salaries and bonus ranges were not tied to any specific or quantifiable performance objectives. Instead, the salaries and bonus ranges were based on the Committee's subjective judgment of each executive officer's level of responsibility and duties for the fiscal year. The Committee took into account the recommendations of the President and Chief Executive Officer in establishing the salaries and bonus ranges for executive officers other than himself.

     Mr. Hewett's salary and bonus range, as President and Chief Executive Officer, was determined separately but in the same manner as all other executives officers of the Company (but without Mr. Hewett's participation).

     At a meeting held on April 10, 1996, the Committee approved and recommended passage to the Board of Directors of the 1996 Management Equity Incentive Plan. In addition, the Committee authorized, subject to shareholder approval at the 1996 Annual Meeting, an initial grant of options to the executive officers as follows (amounts indicate number of shares underlying the options granted): Mr.
Hewett:  50,000 shares;  Mr.  Schermer,  Jr.: 45,000 shares,  and Mr.  Saalfeld:
17,500 shares. The options granted to the officers have an exercise price of $7.00 per share, vest over a five-year period at a rate of 20% per year commencing with the first anniversary of the grant date, and expire ten years from the grant date.

     Pursuant to written action taken on November 26, 1996, the Committee authorized an initial grant of options to Mr. Badgerow in the amount of 17,500 shares in accordance with the same terms set forth above. The Committee also awarded bonuses to the executive officers based on the bonus ranges established at the March 9, 1996 meeting. The bonuses awarded ranged from 0% to 100% of an executive's specific percentage established at the March 9, 1996 meeting. The Committee's decision regarding the bonuses awarded was based on each executive officer's performance, level of responsibility, contributions to the Company's accomplishments during the fiscal year, and potential for future contributions to the Company. In the aggregate, the executive officers elected to receive 97% of their cash bonuses in Series A Convertible Preferred Stock.

        The options granted and bonuses awarded by the Committee to the executive officers in fiscal 1996 were ratified by the entire Board of Directors on January 24, 1997. All salaries and bonuses were fully deductible for federal income tax purposes for 1996.

                                             Compensation Committee of the
                                               Board of Directors


                                             Robert E. Schermer, Sr., Chairman
                                             Gary R. Garrabrant
                                             Joseph L. Maggini
                                             Frank O. Staiger

CORPORATE PERFORMANCE GRAPH

        The following graph compares the cumulative total shareholder return on the Company's Common Shares from October 18, 1995 through November 30, 1996, with the cumulative total return on the S & P Lodging-Hotels Index and the S & P 500 Index. The Company's stock price was not published from May 1989 through October 18, 1995. Therefore, the graph does not reflect cumulative shareholder return prior to October 18, 1995. The comparison assumes $100 was invested on October 18, 1995 in the Company's Common Shares and in each of the indexes presented. It also assumes reinvestment of dividends.


                            COMPARISON OF CUMULATIVE TOTAL RETURN

  Measurement Period         Meritage Hospitality    S&P 500       S&P Lodging-
(fiscal year ends 11/30)          Group Inc.          Index        Hotels Index
------------------------     --------------------    -------       ------------

Measurement Pt. 10/18/95           $100               $100              $100
11/30/95                           $ 90               $104              $ 96
11/29/96                           $ 94               $133              $124

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The following transactions relate to Mr. Reynolds, the former Chairman of the Board, President, Chief Executive Officer, Treasurer and Secretary of the Company, who was removed from these positions by the St. Clair County (Michigan) Circuit Court on January 8, 1996. Accordingly, Mr. Reynolds served as an officer and director of the Company for only 39 days in fiscal 1996 prior to the replacement and restructuring of the Company's management which occurred on January 25, 1996. Mr. Reynolds's daughter, Rebecca L. Awtrey, served as a director until May 1996. Management is unable to determine whether these transactions were on terms no less favorable to the Company than those that could be obtained from unaffiliated parties.

        From the Company's inception in 1986 until January 1996, the Company engaged Innkeepers, a company wholly-owned by Mr. Reynolds, to manage the Company's hotels pursuant to a Management Agreement. For services in fiscal 1996, prior to termination of the Management Agreement on January 25, 1996, Innkeepers received $57,650. At December 1, 1995, Mr. Reynolds, and companies affiliated with Mr. Reynolds and former Board member Ehinger, owed the Company $695,430. In 1996, Mr. Reynolds incurred an additional $76,364 of indebtedness, and made payments of $580,053 toward this total indebtedness. This left a balance due of $191,741 for which a $260,000 allowance for doubtful accounts had been established on November 30, 1995, resulting in a bad debt recovery by the Company of $68,259.

        Mr. Reynolds guaranteed the Company's obligations to First Federal Savings and Loan Association in the amount of $2,924,975 at December 1, 1995. Reynolds also guaranteed the Company obligations to First Federal under a letter of credit in the amount of $3,929,506. Reynolds also pledged personally owned life insurance policies with a face value of $3,000,000 as additional collateral for the Company's obligations pursuant to a loan from Michigan National Bank in the amount of $4,273,702 at December 1, 1995. The Company's obligations to First Federal and Michigan National were paid in full with proceeds from the $15 million refinancing with Great American Life Insurance Company in February 1996. Mr. Reynolds's guarantees were extinguished at that time.

     In fiscal 1996, the Company expended approximately $280,000 for litigation expenses on behalf of, among others, Ms. Awtrey, Mr. Reynolds, Mr. Ehinger (a director until October 1996), Mr. Joseph P. Michael (a director until October
1996) and Mr.  Weigel.  These  expenses  related  to  litigation  brought by TEI
Acquisitions, Inc. ("TAI"), in its attempt to gain control of the Company through its alleged purchase of the former majority shareholder's Common Shares. TAI's claims were ultimately dismissed during the fiscal year.

        Management  believes  that the following  transactions  were on terms no
less   favorable  to  the  Company  than  those  that  could  be  obtained  from unaffiliated parties.

        At November 30, 1996, MCC, owned by Messrs. Hewett and Schermer, Jr., owed the Company $9,750,000 pursuant to a secured, non-interest bearing note in the original amount of $10,500,000 issued to the Company in payment for 1,500,000 Common Shares. On May 21, 1996, the Company's Board of Directors approved an early prepayment of $750,000 and released 107,142 shares of the pledged stock. The note was thereafter amended to provide for repayment in six annual installments of $1,625,000 beginning on the fifth anniversary of the promissory note.

     At December 1, 1995, Mr. Schermer, Jr. was indebted to a subsidiary of the Company in the amount of $70,544. This indebtedness arose from a 7% promissory note dated December 27, 1987 that Mr. Schermer, Jr. entered into with a third party. This note was, unbeknownst to Mr. Schermer, Jr., assigned to one of the Company's subsidiaries. Upon learning of this assignment, Mr. Schermer, Jr. paid the note in full on March 27, 1996.

        In fiscal 1996, the Company expended approximately $170,000 for litigation expenses incurred by MCC in connection with litigation brought by TAI in its attempt to gain control of the Company through its alleged purchase of the former majority shareholder's Common Shares. TAI's claims were ultimately dismissed during the fiscal year. This amount was accrued by the Company in fiscal 1995.

        On April 16, 1996, the Company's Board of Directors approved reimbursement of $300,188 for expenditures incurred by MCC in connection with the replacement and restructuring of management which occurred on January 25, 1996. These expenditures included, among other things, office furniture, equipment, staff and other associated expenses, and were reimbursed in accordance with the Stock Purchase and Sale Agreement dated September 19, 1995 between MCC and the Company. On April 10, 1996, the Company's Compensation Committee conducted an item-by-item examination of the reimbursable expenses and recommended that the Board approve the request for reimbursement.

        In fiscal 1996 the Company successfully completed a tender offer for a majority interest in the Wendy's Partnership. Also in 1996, the Company entered into an agreement to acquire the General Partnership interest in the Wendy's Partnership. Board member Weigel is a shareholder of the General Partner of the Wendy's Partnership. Mr. Weigel excused himself from any discussions, and abstained from any actions, regarding these transactions. During fiscal 1996, the Wendy's Partnership paid management fees of $146,667 to the General Partner.

        The General Partner of the Wendy's Partnership is also the general partner of Wendy's Real Estate Limited Partnership I, a partnership which leases real property to the Wendy's Partnership for its use in its restaurant operations. During fiscal 1996, the Wendy's Partnership made lease payments of $400,300 to Wendy's Real Estate Limited Partnership I.

     On October 24, 1996, the Company's Board of Directors authorized the issuance of up to 200,000 shares of Series A Convertible Preferred Stock in a private offering of such preferred stock. Certain members of the Board of Directors purchased Convertible Preferred Stock pursuant to the private offering. Mr. Maggini purchased 10,000 Convertible Preferred Shares, Mr. Lundeen purchased 12,500 Convertible Preferred Shares, Mr. Schermer, Sr. purchased 20,000 Convertible Preferred Shares; Mr. Hewett purchased 31,000 Convertible Preferred Shares; Mr. Schermer, Jr. purchased 20,000 Convertible Preferred Shares; Mr. Saalfeld purchased 1,067 Convertible Preferred Shares; and Mr. Badgerow purchased 400 Convertible Preferred Shares.

     On November 19, 1996, the Company purchased 40 limited partnership units of the Wendy's Partnership from Raymond A. Weigel, Sr. and his wife, Wavelet M. Weigel. The Company assigned a value of $7,200 to each unit. Mr. and Mrs. Weigel, Sr. are the parents of Board Member Weigel. The purchase price was 28,800 shares of Series A Convertible Preferred Stock.

        On January 24, 1997, the Board of Directors approved an expense sharing arrangement whereby MCC and its principals (Messrs. Hewett and Schermer, Jr.) will pay the Company $2,500 per year (commencing as of January 25, 1996) for shared office space and occasional use of equipment and employee services. The Compensation Committee of the Board of Directors will review the arrangement on an annual basis.

        On January 24, 1997, the Board of Directors authorized agreements whereby MCC and its principals will be indemnified by the Company for any losses or expenses that they may incur as guarantors of the Company's obligations to its primary financing institutions and franchisors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Robert E. Schermer, Sr., who is the Chairman of the Compensation Committee, sold 103.25 limited partnership units of the Wendy's Partnership to the Company on July 10, 1996. The purchase price was 123,900 newly issued Company Common Shares. The amount of stock issued was determined by using the trading price on the day that the agreement was reached ($6.25 per share) and assigning a value of $7,500 to each Wendy's unit, the same price at which Mr. Schermer originally purchased the units in 1996. Mr. Schermer, Sr. also purchased 20,000 shares of Series A Convertible Preferred Stock in fiscal 1996.

        Joseph L. Maggini, who is a member of the Compensation Committee, purchased 10,000 shares of Series A Convertible Preferred Stock in fiscal 1996.

     The law firm of Davidson, Staiger & Hill, of which Frank O. Staiger is President, was paid professional fees in fiscal 1996. Mr. Staiger is also a member of the Compensation Committee.

OTHER MATTERS

        Meritage is not aware of any other matters to be presented at the Annual Meeting other than those specified in the Notice.

                                             By Order of the Board of Directors,

                                             /s/  James R. Saalfeld
                                             -----------------------------------
                                             James R. Saalfeld
                                             Secretary